EXHIBIT INDEX

Exhibit 3

COMPANHIA SIDERÚRGICA BELGO-MINEIRA
NIRE 313000463389 - CNPJ/MF 24.315.012/0001 -73
Publicly Held Company

EXTRAORDINARY SHAREHOLDERS’ MEETING
CALL FOR MEETING – CHANGE OF DATE OF SHAREHOLDERS’ MEETING

Given that registration procedures are still underway with respect to the registration statement under Form F-4, referred to in the Notice to Shareholders dated as of August 26, 2005, with the Securities and Exchange Commission – SEC in the United States of America, the shareholders of Companhia Siderúrgica Belgo-Mineira (“BELGO”) are hereby summoned to gather in an Extraordinary Shareholders’ Meeting (“ESM”), to be held on September 28, 2005, at 14:00, at BELGO’s headquarters, in Avenida Carandaí, 1115, 23rd floor, in the City of Belo Horizonte, State of Minas Gerais, in order to vote on the following matters: (1) conversion of all preferred shares into common shares, based on the conversion ratio of one common share for each preferred share, and the consequent amendment to article 5 of the bylaws, and (2) merger, by BELGO, of Arcelor Aços do Brasil Ltda. (“AAB”) and of APSL ONPN Participações S.A. (“APSL”), including the following: (a) approve the terms and conditions of the “Protocol and Justification of the Merger of Arcelor Aços do Brasil Ltda. and APSL ONPN Participações S.A. by Companhia Siderúrgica Belgo-Mineira” (“Protocolo e Justificação de Incorporação da Arcelor Aços do Brasil Ltda. e APSL ONPN Participações S.A. pela Companhia Siderúrgica Belgo-Mineira”) and its exhibits, executed on July 27, 2005, by the managements of AAB, APSL and BELGO, (b) approve the capital increase related to the merger of shares, from R$3,000,000,000.00 to R$6,002,196,896.39, through the issuance of 2,855,599,219 no par value new shares, (c) select Afas Adviser Consultores Associados Ltda. to valuate the liquidation value of AAB and APSL, based on book value, for the purposes of the merger into BELGO, pursuant to Article 227 of Law 6,404/76, and approve its valuations, (d) acknowledge the economic-financial valuation of AAB, APSL and BELGO prepared by Deutsche Bank Securities, Inc., which was used for the purposes of determining the exchange ratios of the shares, (e) acknowledge the valuation of the net asset values of AAB, APSL and BELGO, at market prices, for the purposes of Article 264 of Law 6,404/76, prepared by Apsis Consultoria Empresarial S/C Ltda., and (f) specifically approve the merger of AAB and APSL, according to the terms of the “Protocol and Justification of the Merger of Arcelor Aços do Brasil Ltda. and APSL ONPN Participações S.A. by Companhia Siderúrgica Belgo-Mineira” (“Protocolo e Justificação de Incorporação da Arcelor Aços do Brasil Ltda. and APSL ONPN Participações S.A. pela Companhia Siderúrgica Belgo-Mineira”) and its exhibits and, consequently, amend article 5 of the by-laws. BELGO clarifies that such meeting was previously scheduled for September 8, 2005, according to the Call for Meeting dated as of July 27, 2005. In the event there is another change of date of the shareholders’ meeting, this fact will be object of a new call for meeting.

All documents supporting the proposal by BELGO management relating to the matters of this ESM (including the protocol and justification, valuation reports, among others) are available on the website of BELGO (www.belgo.com.br). Copy of these materials is also available on the websites of the Brazilian Securities and Exchange Commission (“Comissão de Valores Mobiliários”) (www.cvm.gov.br) and of the São Paulo Stock Exchange (“Bolsa de Valores do Estado de São Paulo”) (www.bovespa.com.br). Shareholders willing to consult and examine the documents at BELGO’s headquarters should schedule a date and time for a visit with the Investors Relations department (telephone (31) 3219-1420).

GENERAL INSTRUCTIONS

Only shareholders who are owners of record as evidenced by the share deposit accounts opened in their names by the depositary financial institution up to three days prior the scheduled date of the ESM may attend the ESM.

Belo Horizonte, September 2, 2005

Carlos Panunzi
President of the Board of Directors